EXHIBIT 99.1

Leap Promotes S. Douglas Hutcheson to President and CFO; Long-Standing Leap Veteran to Continue Leading Company’s Financial and Operational Efforts

Strategic Promotion Underscores Company’s Momentum to Grow the Business

SAN DIEGO, Jan 11, 2005 (BUSINESS WIRE) — Leap Wireless International, Inc. (OTCBB:LEAP), a leading provider of innovative and value-driven wireless communications services, today announced the promotion of S. Douglas Hutcheson to president and chief financial officer. Hutcheson, who most recently served as executive vice president and CFO, led the financial restructuring of Leap after becoming CFO in August 2002.

“Doug’s broad financial and telecom background combined with his long-standing commitment to the company makes him the ideal candidate for his new role as president and CFO,” said William Freeman, Leap’s chief executive officer and director. “In addition to leading the financial restructuring of our business, Doug was the chief architect of the Cricket business plan and has an intimate understanding of the company and its bottom-line business objectives. We congratulate him on this important promotion and look forward to the guidance and leadership he will continue to provide as the company continues to grow.”

As president and CFO, Hutcheson is responsible for the continued development of the Company’s business strategy. Hutcheson will also continue to be responsible for the financial planning and accounting practices of the organization, and for overseeing and directing treasury, budgeting, audit, tax, accounting, capital equipment purchasing, long-range forecasting and insurance activities. He is also responsible for continuing to oversee the company’s information technology department.

Prior to his role as executive vice president and CFO, Hutcheson served as senior vice president and CFO, a position that he assumed in 2002. Hutcheson has also held the position of chief strategy officer for Leap. Prior to joining Leap when it was founded in September 1998, Hutcheson established and led the marketing and international operations group in QUALCOMM’s wireless infrastructure division. While at QUALCOMM, Hutcheson also led multiple teams negotiating financing agreements, equipment purchases and joint ventures throughout the world. Hutcheson earned a bachelor’s degree in mechanical engineering from California State Polytechnic University, San Luis Obispo and obtained a master’s degree in business administration from the University of California, Irvine, where he graduated Beta Gamma Sigma.

About Leap

Leap, headquartered in San Diego, Calif., is a customer-focused company providing innovative mobile wireless services that are targeted to meet the needs of customers who are under-served by traditional communications companies. With a commitment to predictability, simplicity and value as the foundation of our business, Leap pioneered Cricket® service, a simple and affordable wireless alternative to traditional landline service. Cricket® service offers customers unlimited anytime minutes within the Cricket® calling area over a high-quality, all-digital CDMA network. Operating in 39 markets in 20 states stretching from New York to California, Cricket® service is available to customers in more than 840 different municipalities. For more information, please visit www.leapwireless.com.

SOURCE: Leap Wireless International, Inc.

Leap Wireless International, Inc.
Kristin Parsley Atkins, 858-882-9105 (Media Relations)
katkins@leapwireless.com
Jim Seines, 858-882-6084 (Investor Relations)
jseines@leapwireless.com
or
Bock Communications, Inc.
Jessica Levy, 714-292-2990
jlevy@bockpr.com